Exhibit 99.1
Phreesia Appoints Jon Kessler to Board of Directors

Industry Veteran Brings Track Record of Technology-Driven Growth and Value Creation

Edward L. Cahill and Michael Weintraub to Retire at 2026 Annual Meeting of Stockholders

ALL-REMOTE COMPANY/WILMINGTON, Del. -- February 23, 2026 -- Phreesia, Inc. (NYSE: PHR) (“Phreesia” or the “Company”) today announced that it has appointed Jon Kessler to its Board, effective April 6, 2026. In addition, Edward L. Cahill and Michael Weintraub have informed the Board that they will retire from the Board, effective at the 2026 Annual Meeting.

Mr. Kessler is an experienced public company CEO and director who will bring valuable expertise to the Phreesia Board. As founder, Chairman and CEO of WageWorks and most recently President and CEO of HealthEquity (NASDAQ:HQY), he has spent the majority of his career leading and scaling healthcare financial services companies, with a deep focus on driving shareholder value creation through technological innovation.

“Jon’s appointment reflects Phreesia’s commitment to maintaining a high-caliber Board by continually adding independent directors with highly relevant backgrounds, expertise and skill sets,” said Chaim Indig, CEO and Co-Founder of Phreesia. “His experience at two companies at the intersection of the consumer, financial and healthcare industries aligns closely with our mission to make care easier every day through innovative technology solutions. Our discussions with Jon over the past months have made clear that his knowledge and background make him a valuable addition to our Board as we strengthen our platform, introduce new offerings, enhance the patient experience and drive value for shareholders.”

“I have long admired Phreesia for its leadership in modernizing the patient intake experience,” said Mr. Kessler. “As I have had a chance to get to know members of the Board over the last few months, it has become clear to me that the Company is well positioned for continued growth and impact as it continues to address critical challenges across the healthcare ecosystem. I am honored to join the Board and look forward to supporting Phreesia’s mission.”

Mr. Cahill and Mr. Weintraub have helped oversee Phreesia since the Company’s founding. Since going public in 2019, the Company has grown revenue from approximately $100 million to over $460 million for the twelve months ended October 31, 2025. In 2024, Phreesia enabled approximately 170 million patient visits, nearly 1 in 7 visits across the U.S.

“On behalf of the Board, I would like to express my gratitude to Ed and Michael for their many contributions as directors,” said Mr. Indig. “Their guidance was instrumental during our successful IPO in 2019 and continues to shape Phreesia’s growth strategy. We thank them both for their dedication to Phreesia.”

Mr. Weintraub will continue to serve as Board Chair until his retirement date, at which point a new director will be appointed Chair.

Following these changes, the Board will reduce its size to seven directors, six of whom are independent and two of whom have been appointed in the last three years.

ABOUT JON KESSLER

Jon Kessler is a seasoned public company executive with more than two decades of leadership experience in healthcare technology and financial services. He most recently served as President and Chief Executive Officer of HealthEquity, where he led the company through its initial public offering and scaled it into a market leader with an enterprise value of approximately $10 billion. Prior to HealthEquity,

Mr. Kessler founded WageWorks and served as Chairman and Chief Executive Officer, growing the company to approximately $150 million in revenue in seven years through technology, product and business model innovation. Before that, he was a benefits taxation specialist at Arthur Andersen, LLP and a senior economist in Washington, D.C., specializing in employee benefits and environmental taxation during the Clinton and Bush (Sr.) administrations. Mr. Kessler holds a Master of Public Policy from Harvard University’s John F. Kennedy School of Government and a Bachelor of Arts from George Washington University, and he qualifies as an audit committee financial expert under SEC rules.

ABOUT PHREESIA

Phreesia is a trusted leader in patient activation, giving healthcare providers, life sciences companies and other organizations tools to help patients take a more active role in their care. Founded in 2005, Phreesia enabled approximately 170 million patient visits in 2024—1 in 7 visits across the U.S.—scale that we believe allows us to make meaningful impact. Offering patient-driven digital solutions for intake, outreach, education and more, Phreesia enhances the patient experience, drives efficiency and improves healthcare outcomes. To learn more, visit phreesia.com.

Investors:
Balaji Gandhi
Phreesia, Inc.
investors@phreesia.com
(929) 506-4950

Media:
Nicole Gist
Phreesia, Inc.
nicole.gist@phreesia.com
(407) 760-6274